Exhibit 99.1

Knight-Swift Transportation Announces CEO Transition and New CFO

Phoenix, Arizona – February 27, 2024 – Knight-Swift Transportation Holdings, Inc. (NYSE: KNX) (“Knight-Swift” or the “Company”), one of the largest and most diversified freight transportation companies, announced today that Adam Miller has been promoted to Chief Executive Officer and Andrew Hess has been promoted to Chief Financial Officer. Mr. Miller had been serving as the Company’s Chief Financial Officer and President of Swift Transportation, while Mr. Hess had been serving as Senior Vice President of M&A and Senior Vice President of Finance for Swift Transportation. David Jackson has stepped down as Chief Executive Officer and a member of the board of directors following a successful nine years as CEO and 13 years as President.

Executive Chairman, Kevin P. Knight, commented: “Adam’s broad strategic, financial, and operating experience during his 22-year career at Knight-Swift has him well-prepared and ready to lead as CEO.  During his tenure, he played leading roles in establishing Knight Refrigerated as a major player in its market, integrating Swift after the merger and improving its operations, service and profitability, while overseeing our capital structure and financial performance as Chief Financial Officer. This experience, combined with Adam’s humble yet confident personality and inclusive leadership style, make him widely respected inside and outside of our organization.”

Mr. Knight continued, “We are also fortunate to have Andrew ready to step in as Chief Financial Officer.  Andrew has been with Knight-Swift for five years and led our M&A activities over the last three years. Andrew played a critical role in completion of the AAA Cooper, MME, and U.S. Xpress acquisitions. Andrew understands our enterprise, and his recent role as Swift’s SVP of Finance has given him a deep dive into the revenue and cost drivers of our business. Moreover, his previous experience at Honeywell provided a wide range of financial and capital allocation experiences. We are excited about the future under our new leadership.”

Adam Miller, Chief Executive Officer of Knight-Swift, said: “It is an honor to be asked to lead Knight-Swift, and I’m grateful for the opportunity.  Across our entire enterprise, I believe we have the best team of driving and non-driving associates in the business, great customers, and all the resources we need to continue as an industry leader.  Together with Andrew and the rest of the team, we will be intently focused on expanding our LTL footprint, improving consolidated margins, and generating free cash flow and stockholder returns.”

Mr. Knight added, “We are grateful for Dave’s service as CEO over the past nine years, a period that has been transformational for the Company and rewarding for our stockholders.  Dave will always be part of the Knight-Swift family, and we wish him all the best.”

David Jackson stated: “After nearly 24 years at Knight-Swift, it is time for a change and for the next generation to take the baton.  Adam and Andrew are ready, the timing is right, the company is well positioned, and they have my full support.  I look forward to my next chapter and to continuing to make a difference in the community.”

About Knight-Swift

Knight-Swift Transportation Holdings Inc. is one of North America's largest and most diversified freight transportation companies, providing multiple full truckload, LTL, intermodal, and logistics services. Knight-Swift uses a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating one of the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of transportation services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Contacts

Kevin Knight, Executive Chairman
(602) 606-6472

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